                CAPITAL RE CORPORATION AND SUBSIDIARIES
      Exhibit 11 Statement Re: Computation of Per Share Earnings
                             (Unaudited)
            (Dollars in thousands except per share amounts)



                              Three Months Ended    Six Months Ended
                                   June 30,              June 30
                              ------------------    ----------------
                              1996       1995       1996        1995
                              ------------------    ----------------

Earnings per common share
(Primary and Fully Diluted)
Average shares outstanding
during the period             15,698     14,784     15,483    14,784


Net Income                    13,285     11,260     26,052    22,338
Per share amount               $0.85      $0.76      $1.68     $1.51
                              ======     ======     ======    ======


Notes: The per share data for 1996 and 1995 does not include the net effect of dilutive stock options, since the dilution from the earnings per share amount is less than 3%.
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